Exhibit 4.7.2

AMENDMENT NO. 2 TO SENIOR PREFERRED STOCK
REGISTRATION RIGHTS AGREEMENT

This Amendment (the “Amendment”) dated as of July 23, 2004 to the Senior Preferred Stock Registration Rights Agreement dated as of June 30, 2000, and as subsequently amended by Amendment No. 1 dated as of October 6, 2000, among DeCrane Aircraft Holdings, Inc. (the “Company”) and the holders of the Senior Preferred Stock named therein.

W I T N E S S E T H:

WHEREAS, the parties hereto are parties to the Senior Preferred Stock Registration Rights Agreement dated as of June 30, 2000, as amended (the “Registration Rights Agreement”); and

WHEREAS, the parties hereto desire to amend the Registration Rights Agreement as provided herein.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

SECTION 1.         Definitions; References.  Unless otherwise specifically defined herein, each term used herein which is defined in the Registration Rights Agreement shall have the meaning assigned to such term in the Registration Rights Agreement.  Each reference to “hereof”, “hereunder”, “herein”, and hereby and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Registration Rights Agreement shall from and after the date hereof refer to the Registration Rights Agreement as amended hereby.

SECTION 2.         Amendment to Definition of Senior Preferred Stock.  The definition of Senior Preferred Stock in the Registration Rights Agreement is amended to be the Senior Redeemable Exchangeable Preferred Stock of the Company, as amended from time to time.

SECTION 3.         Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of laws rules of such state.

SECTION 4.         Counterparts; Effectiveness.  This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Amendment shall become effective when this Amendment or a counterpart hereto has been executed by the Company (with the approval of the board of directors of the Company) and Stockholders holding at least 75% of the outstanding Registrable Securities.

SECTION 5.         Effect of Amendment.  Except as expressly set forth herein, the amendments contained herein shall not constitute an amendment of any term or condition of the Registration Rights Agreement, and all such terms and conditions shall remain in full force and effect and are hereby ratified and confirmed in all respects.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

DECRANE AIRCRAFT HOLDINGS, INC.

By:	/s/ R. JACK DECRANE
Name: R. Jack DeCrane
Title: Chief Executive Officer

DLJ INVESTMENT PARTNERS II, INC. on behalf of: DLJ INVESTMENT PARTNERS II, L.P. DLJ INVESTMENT PARTNERS, L.P. DLJIP II HOLDINGS, L.P.

By:	/S/ JOHN M. MORIARTY, JR.
Name: John M. Moriarty, Jr.
Title: Managing Director

PUTNAM INVESTMENT MANAGEMENT, LLC on behalf of:
PUTNAM VARIABLE TRUST– PUTNAM VT HIGH YIELD FUND
PUTNAM HIGH YIELD TRUST

By:	/S/ MICHAEL E. DEFAO
Name: Michael E. DeFao
Title: Senior Vice President

NEON CAPITAL LIMITED

By:	/S/ PAUL COPE
Name: Paul Cope
Title: Director